Exhibit 99.1

Farmer Bros. Co. Reports Fiscal Second Quarter 2022 Financial Results

NORTHLAKE, Texas, February 3, 2022 (GLOBE NEWSWIRE) - Farmer Bros. Co. (NASDAQ: FARM) (the “Company”) today reported financial results for its second fiscal quarter ended December 31, 2021.
Second Quarter Fiscal 2022 Highlights:
•Net sales were $118.4 million, an increase of $13.9 million, or 13.3%, from the prior year period due to continued improvement in the direct-store-delivery ("DSD") channel compared to the prior year period
•Gross margin increased to 29.5% compared to 25.1% in the prior year period
•Net loss was $5.4 million compared to a net loss of $17.7 million in the prior year period
•Adjusted EBITDA was $4.5 million compared to $8.3 million in the prior year period; the prior period included approximately $7.2 million in Adjusted EBITDA benefiting from higher amortized gains resulting from the curtailment of the postretirement medical plan.*
•As of December 31, 2021, total debt outstanding was $91.0 million and cash and cash equivalents were $3.6 million
(*Adjusted EBITDA, a non-GAAP financial measure, is reconciled to its corresponding GAAP measure at the end of this press release.)

Deverl Maserang, Chief Executive Officer, commented, “We saw further improvement across our business during the second fiscal quarter, highlighted by continued sequential growth in our sales trends. Our second fiscal quarter marked the sixth quarter of sequential improvement in our DSD sales, and we ended the quarter with average weekly DSD sales down 17% compared to pre-COVID levels, representing improvement from down 25% in the prior period and down 40% from one year ago. Our gross margin expanded sequentially and was up 4.4% over last year’s fiscal second quarter. Amid ongoing uncertainty related to the pandemic including inflationary headwinds, labor challenges and higher coffee prices, we are continuing to drive improvements across the business while managing costs closely. Overall, we are encouraged by what we believe is a strong opportunity to unlock underlying operating leverage as sales volumes continue to normalize.”

Second Quarter Fiscal 2022 Results:
Selected Financial Data
The selected financial data presented below under the captions “Income statement data,” “Operating data” and “Other data” summarizes certain performance measures for the three and six months ended December 31, 2021 and 2020 (unaudited).

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands, except per share data)	2021	2020	2021	2020
Income statement data:
Net sales	$118,445	$104,571	$226,807	$201,841
Gross margin	29.5%	25.1%	29.3%	24.1%
Loss from operations	$(4,572)	$(10,164)	$(6,352)	$(21,610)
Net loss	(5,420)	(17,725)	(7,844)	(23,997)
Net loss available to common stockholders per common share—diluted	$(0.31)	$(1.02)	$(0.45)	$(1.39)

Operating data:
Total Green Coffee pounds sold	19,793	21,407	39,669	42,340
Sold through DSD and Other	6,298	5,413	12,462	10,186
Sold through Direct Ship	13,495	15,994	27,207	32,154
EBITDA (1)	$2,389	$5,288	$8,478	$8,191
EBITDA Margin (1)	2.0%	5.1%	3.7%	4.1%
Adjusted EBITDA (1)(2)	$4,499	$8,274	$7,988	$13,967
Adjusted EBITDA Margin (1)	3.8%	7.9%	3.5%	6.9%

Other data:
Capital expenditures related to maintenance	$2,666	$2,147	$4,908	$3,741
Total capital expenditures	3,335	5,271	5,887	9,636
Depreciation and amortization expense	6,049	7,308	12,328	14,349

(1) EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.
(2) Adjusted EBITDA for the three and six months ended December 31, 2020 includes $7.2 million and $14.4 million, respectively, of higher amortized gains resulting from the curtailment of the postretirement medical plan in March 2020, which is further described in our consolidated financial statements in the 2021 Form 10-K.

Net sales in the second quarter of fiscal 2022 were $118.4 million, an increase of $13.9 million, or 13.3%, from the prior year period. The increase in net sales was driven primarily by continued recovery from the COVID-19 pandemic as local governments across the country eased restrictions and vaccines were distributed and rolled out successfully. During the quarter ended December 31, 2021, our average weekly DSD sales were down 17% compared to pre-COVID levels, which represents continued improvement from the quarter ended September 30, 2021 and quarter ended December 31, 2020 when sales were down 25% and 40%, respectively. Although we experienced improvement in several markets during the second fiscal quarter, the recovery in certain regions and markets was negatively impacted starting in December by the recent increase in COVID-19 cases related to the Omicron variant that caused certain government restrictions to be reimplemented.
Our direct ship channel sales declined 6.8% during the three months ended December 31, 2021 compared to the prior year period. This was due to accounts we decided to exit during fiscal 2021 because they resulted in lower or negative profit due to the impacts from COVID-19 on their business. These declines were partially offset by recovery from the impact of the COVID-19 pandemic of some of our other direct ship customers.
Gross profit in the second quarter of fiscal 2022 was $35.0 million, an increase of $8.7 million, or 33.3% from the prior year gross profit of $26.3 million, and gross margin increased 4.4% to 29.5% compared to 25.1% a year ago. This improvement was primarily due to the effect of the continued recovery from COVID-19 on our DSD channel sales since our DSD channel has higher margins. The increase was also attributable to a decline in our unfavorable production variances and inventory scrap write-downs due to the closure of our aged Houston, Texas plant during the third quarter of fiscal 2021.
Operating expenses in the second quarter of fiscal 2022 increased $3.2 million, or 8.7%, to $39.6 million, from $36.4 million in the prior year period, and decreased as a percentage of net sales to 33.4% compared to 34.8% in the prior year period. The increase in operating expenses was driven by $3.3 million increase in selling expenses and $1.3 million lower net gains from the sales of branch properties, partially offset by $1.2 million lower fixed assets impairment and $0.2 million decrease in general and administrative expenses. The increase in selling expenses was primarily due to variable costs, including payroll, associated with the higher net sales, as well as operating costs associated with our new distribution center in Rialto, California. The increase in payroll in both selling and general and administrative expenses was predominately due to the expiration of the temporary 15% reduction in base salaries and the expiration of the 401(k) cash match suspension under the Farmer Bros. Co. 401(k) Plan, which were both cost saving actions implemented in fiscal 2020 due to the COVID-19 pandemic.
Interest expense in the second quarter of fiscal 2022 decreased $0.4 million to $2.5 million from $2.9 million in the prior year period. The decrease in interest expense was principally due to the lower interest rate on our Credit Facilities, and lower losses on our interest rate swap.
Other, net in the three months ended December 31, 2021 decreased by $7.3 million to income of $1.8 million compared to income of $9.1 million in the prior year period. The decrease was primarily a result of lower amortized gains on our terminated postretirement medical benefit plan, partially offset by higher mark-to-market net gains on coffee-related derivative instruments not designated as accounting hedges.
Tax expense in the three months ended December 31, 2021 was $126 thousand compared to $13.7 million in the three months ended December 31, 2020, which primarily relates to $13.5 million of previously deferred non-cash tax expense in accumulated other comprehensive income associated with gains on the postretirement medical plan in prior years.
As a result of the foregoing factors, net loss was $5.4 million in the second quarter of fiscal 2022 as compared to a net loss of $17.7 million in the prior year period.
Our capital expenditures for the three months ended December 31, 2021 were $3.3 million, a decline of $1.9 million compared to the prior year period. This was due to lower investment spending of $2.4 million for several strategic initiatives completed during fiscal 2021, partially offset by higher maintenance capital spend of $0.5 million compared to the prior year period. The higher maintenance capital was due to coffee brewing equipment refurbished and purchased for our DSD customers as volumes have improved. Several key initiatives, including a focus on refurbished coffee brewing equipment to drive cost savings, have helped reduce our purchases as DSD sales volumes return.
As of December 31, 2021, the outstanding principal on our Revolver and Term Loan Credit Facilities was $91.0 million, no change from June 30, 2021. Our cash balance decreased by $6.7 million, from $10.3 million as of June 30, 2021, to $3.6 million as of December 31, 2021. These changes were primarily due to higher inventory, as we increased purchases for our peak season during our second fiscal quarter, and funded payment of our fiscal 2021 employee incentive program. These uses of cash were partially offset by cash proceeds from the sale of three branch properties during the during the six months ended December 31, 2021 and realized hedging gains.

Non-GAAP Financial Measures:
EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Non-GAAP Financial Measures section on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.
Adjusted EBITDA was $4.5 million in the second quarter of fiscal 2022, as compared to $8.3 million in the prior year period, and Adjusted EBITDA Margin was 3.8% in the second quarter of fiscal 2022, as compared to 7.9% in the prior year period.

About Farmer Bros. Co.
Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant, department and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.
Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of $397.8 million in fiscal 2021. The Company’s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, China Mist® and Boyds®.
Investor Conference Call
Deverl Maserang, Chief Executive Officer, and Scott Drake, Chief Financial Officer, will host an audio-only investor conference call today, February 3, 2022, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review the Company’s financial results for the second quarter ended December 31, 2021. The Company’s earnings press release will be available on the Company’s website at www.farmerbros.com under “Investor Relations.”
The call will be open to all interested investors through a live audio web broadcast via the Internet at https://edge.media-server.com/mmc/p/fyrmkxyy and at the Company’s website www.farmerbros.com under “Investor Relations.” The call also will be available to investors and analysts by dialing Toll Free: (844) 423-9890. The passcode/ID is 1886603.
The audio-only webcast will be archived for at least 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately two hours after the end of the live webcast.
Forward-Looking Statements
This Quarterly Report on Form 10-Q and other documents we file with the Securities and Exchange Commission (“SEC”) contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our financial condition, our products, our business strategy, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “could,” “may,” “assumes” and other words of similar meaning. These statements are based on management’s beliefs, assumptions, estimates and observations of future events based on information available to our management at the time the statements are made and include any statements that do not relate to any historical or current fact. These statements are not guarantees of future performance and they involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements due in part to the risks, uncertainties and assumptions set forth in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended June 30, 2021 filed with the SEC on September 10, 2021 (the “2021 Form 10-K”) and Part II, Item 1A of this Quarterly Report on Form 10-Q, as well as those discussed elsewhere in this report and other factors described from time to time in our filings with the SEC.
Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, duration of the disruption to our business and customers from the COVID-19 pandemic and severe winter weather, levels of consumer confidence in national and local economic business conditions, the duration and magnitude of the pandemic’s impact on unemployment rates, the success of our strategy to recover from the effects of the pandemic, the success of our turnaround strategy, the execution of our five strategic initiatives, the impact of capital improvement projects, the adequacy and availability of capital resources to fund our existing and planned business operations and our capital expenditure requirements, the relative effectiveness of compensation-based employee incentives in causing improvements in our performance, the capacity to meet the demands of our large national account customers, the extent of execution of plans for the growth of our business and achievement of financial metrics related to those plans, our success in retaining and/or attracting qualified employees, our success in adapting to technology and new commerce channels, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, the effectiveness of our hedging strategies in reducing price and interest rate risk, changes in consumer preferences, our ability to provide sustainability in ways that do not materially impair profitability, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, our continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, as well as other risks described in this Quarterly Report on Form 10-Q and other factors described from time to time in our filings with the SEC.
Given these risks and uncertainties, you should not rely on forward-looking statements as a prediction of actual results. Any or all of the forward-looking statements contained in this Quarterly Report on Form 10-Q and any other public statement made by us, including by our management, may turn out to be incorrect. We are including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required under federal securities laws and the rules and regulations of the SEC.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020
Net sales	$118,445	$104,571	$226,807	$201,841
Cost of goods sold	83,451	78,321	160,359	153,173
Gross profit	34,994	26,250	66,448	48,668
Selling expenses	28,019	24,769	54,028	48,268
General and administrative expenses	11,394	11,570	23,201	21,316
Net (gains) losses from sales of assets	153	(1,168)	(4,429)	(549)
Impairment of fixed assets	—	1,243	—	1,243
Operating expenses	39,566	36,414	72,800	70,278
Loss from operations	(4,572)	(10,164)	(6,352)	(21,610)
Other (expense) income:
Interest expense	(2,489)	(2,938)	(5,515)	(6,181)
Other, net	1,767	9,080	4,211	17,639
Total other (expense) income	(722)	6,142	(1,304)	11,458
Loss before taxes	(5,294)	(4,022)	(7,656)	(10,152)
Income tax expense	126	13,703	188	13,845
Net loss	$(5,420)	$(17,725)	$(7,844)	$(23,997)
Less: Cumulative preferred dividends, undeclared and unpaid	148	143	295	284
Net loss available to common stockholders	$(5,568)	$(17,868)	$(8,139)	$(24,281)
Net loss available to common stockholders per common share—basic	$(0.31)	$(1.02)	$(0.45)	$(1.39)
Net loss available to common stockholders per common share—diluted	$(0.31)	$(1.02)	$(0.45)	$(1.39)
Weighted average common shares outstanding—basic	18,106,151	17,531,521	18,034,658	17,477,268
Weighted average common shares outstanding—diluted	18,106,151	17,531,521	18,034,658	17,477,268
`

FARMER BROS. CO.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share data)

	December 31,	June 30,
	2021	2021

ASSETS
Current assets:
Cash and cash equivalents	$3,624	$10,263
Restricted cash	175	175
Accounts and notes receivable, net of allowance for doubtful accounts of $356 and $325, respectively	48,478	40,321
Inventories	87,221	76,791
Short-term derivative assets	10,021	4,351
Prepaid expenses	4,241	5,594
Assets held for sale	—	1,591
Total current assets	153,760	139,086
Property, plant and equipment, net	144,356	150,091
Intangible assets, net	17,050	18,252
Other assets	3,271	4,323
Right-of-use operating lease assets	28,221	26,254
Total assets	$346,658	$338,006
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	54,346	45,703
Accrued payroll expenses	13,797	15,345
Right-of-use operating lease liabilities - current	6,999	6,262
Term loan - current	2,850	950
Short-term derivative liability	2,144	1,555
Other current liabilities	8,039	6,425
Total current liabilities	88,175	76,240
Long-term borrowings under revolving credit facility	43,500	43,500
Term loan - noncurrent	42,624	44,328
Accrued pension liabilities	38,563	39,229
Accrued postretirement benefits	967	960
Accrued workers’ compensation liabilities	3,381	3,649
Right-of-use operating lease liabilities	21,605	20,049
Other long-term liabilities	2,533	5,092
Total liabilities	$241,348	$233,047
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized; Series A Convertible Participating Cumulative Perpetual Preferred Stock, 21,000 shares authorized; 14,700 shares issued and outstanding as of December 31, 2021 and June 30, 2021; liquidation preference of $17,047 and $16,752 as of December 31, 2021 and June 30, 2021, respectively	15	15
Common stock, $1.00 par value, 50,000,000 and 25,000,000 shares authorized as of December 31, 2021 and June 30, 2021, respectively; 18,210,526 and 17,852,793 shares issued and outstanding as of December 31, 2021 and June 30, 2021, respectively	18,212	17,853
Additional paid-in capital	68,259	66,109
Retained earnings	58,172	66,311
Less accumulated other comprehensive loss	(39,348)	(45,329)
Total stockholders’ equity	$105,310	$104,959
Total liabilities and stockholders’ equity	$346,658	$338,006

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)
	Six Months Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(7,844)	$(23,997)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,328	14,349
Impairment of fixed assets	—	1,243
Postretirement Medical benefits gains	—	(14,577)
Deferred income taxes	—	13,472
Net gains from sales of assets	(4,429)	(549)
Net gains on derivative instruments	(7,952)	(2,093)
Other adjustments	2,808	1,776
Change in operating assets and liabilities:
Accounts receivable	(8,458)	(818)
Inventories	(11,634)	(13,209)
Derivative assets (liabilities), net	8,201	1,761
Other assets	2,273	2,418
Accounts payable	8,237	12,430
Accrued expenses and other	(2,125)	3,971
Net cash used in operating activities	$(8,595)	$(3,823)
Cash flows from investing activities:
Purchases of property, plant and equipment	(5,887)	(9,636)
Proceeds from sales of property, plant and equipment	8,175	1,926
Net cash provided by (used in) investing activities	$2,288	$(7,710)
Cash flows from financing activities:
Proceeds from Credit Facilities	4,000	21,150
Repayments on Credit Facilities	(4,000)	(61,150)
Payments of finance lease obligations	(23)	(9)
Payment of financing costs	(309)	(2,614)
Net cash used in financing activities	$(332)	$(42,623)
Net decrease in cash and cash equivalents and restricted cash	(6,639)	(54,156)
Cash and cash equivalents and restricted cash at beginning of period	10,438	60,013
Cash and cash equivalents and restricted cash at end of period	$3,799	$5,857

Non-GAAP Financial Measures
In addition to net loss determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measures in assessing our operating performance:
“EBITDA” is defined as net loss excluding the impact of:
•income tax expense;
•interest expense; and
•depreciation and amortization expense.
“EBITDA Margin” is defined as EBITDA expressed as a percentage of net sales.
“Adjusted EBITDA” is defined as net loss excluding the impact of:
•income tax expense;
•interest expense;
•depreciation and amortization expense;
•ESOP and share-based compensation expense;
•restructuring and other transition expenses;
•strategic initiatives;
•impairment of fixed assets;
•non-recurring costs associated with the COVID-19 pandemic; and
•severance costs.
“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.
For purposes of calculating EBITDA and EBITDA Margin and Adjusted EBITDA and Adjusted EBITDA Margin, we have not adjusted for the impact of interest expense on our pension and postretirement benefit plans.
We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets.
We believe that EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and EBITDA Margin because (i) we believe that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use these measures internally as benchmarks to compare our performance to that of our competitors.
EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
Set forth below is a reconciliation of reported net loss to EBITDA (unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2021	2020	2021	2020
Net loss, as reported	$(5,420)	$(17,725)	$(7,844)	$(23,997)
Income tax expense	126	13,703	188	13,845
Interest expense(1)	1,634	2,002	3,806	3,994
Depreciation and amortization expense	6,049	7,308	12,328	14,349
EBITDA	$2,389	$5,288	$8,478	$8,191
EBITDA Margin	2.0%	5.1%	3.7%	4.1%
____________
(1)Excludes interest expense related to pension plans and postretirement benefits plan.

Set forth below is a reconciliation of reported net loss to Adjusted EBITDA (unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2021	2020	2021	2020
Net loss, as reported	$(5,420)	$(17,725)	$(7,844)	$(23,997)
Income tax expense	126	13,703	188	13,845
Interest expense(1)	1,634	2,002	3,806	3,994
Depreciation and amortization expense	6,049	7,308	12,328	14,349
ESOP and share-based compensation expense	1,605	794	2,997	1,950
Strategic initiatives	—	1,333	—	1,675
Net (gains) losses from sale of assets	153	(1,168)	(4,429)	(549)
Impairment of fixed assets	—	1,243	—	1,243
Non-recurring costs associated with the COVID-19 pandemic	—	149	—	260
Severance	352	635	942	1,197
Adjusted EBITDA(2)	$4,499	$8,274	$7,988	$13,967
Adjusted EBITDA Margin	3.8%	7.9%	3.5%	6.9%
________
(1) Excludes interest expense related to pension plans and postretirement benefit plans.
(2) Adjusted EBITDA for the three and six months ended December 31, 2020 includes $7.2 million and $14.4 million, respectively, of higher amortized gains resulting from the curtailment of the postretirement medical plan in March 2020, which is further described in our consolidated financial statements in the 2021 Form 10-K.

Contact:
Ellipsis
Jeff Majtyka & Kyle King
646-776-0886